  Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL AND OPERATING RESULTS
•Record Las Vegas Strip Adjusted Property EBITDAR
•Record fourth quarter Regional Operations Adjusted Property EBITDAR
•Las Vegas Strip Resorts and Regional Operations Adjusted Property EBITDAR increased 84% and 36%, respectively, compared to the fourth quarter of 2019
•Repurchased $1.75 billion of shares of common stock in 2021
•The Company remains focused and well-positioned to maximize long-term shareholder value

Las Vegas, Nevada, February 9, 2022– MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter and year ended December 31, 2021.

“Our record fourth quarter results are a testament to our talented team across the globe, our sharpened focus on operational efficiency and the proven resiliency of demand for the service and experiences that we provide at MGM Resorts,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts International. “The strategic milestones we achieved in 2021 position us for further success in 2022, and we remain excited about our long-term opportunities including: leading the U.S. sports betting and iGaming market through BetMGM, pursuing disciplined geographic expansion such as the Japan integrated resort, and reinvesting in our core business to drive sustainable growth. As part of these efforts, we are proud to have recently launched our new loyalty program, MGM Rewards, which offers an enhanced and further streamlined experience to millions of our members worldwide.”

“In 2021, we further bolstered our liquidity position while returning $1.75 billion to shareholders via share repurchases and making strategic investments that align with our vision to be the world’s premier gaming entertainment company,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts International. “We remain committed to maximizing long-term shareholder value and our capital allocation strategy continues to be anchored in three key priorities: maintaining a strong balance sheet, programmatically returning cash to shareholders, and investing in targeted growth opportunities.”

Fourth Quarter 2021 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $3.1 billion which included a full quarter of operating results from Aria and Vdara (collectively, "Aria"), an increase of 105% compared to the prior year quarter. While the current quarter benefited from the removal of mandated operational and capacity restrictions as well as an increase in travel, the prior year quarter was negatively affected by temporary closures at certain properties and operational restrictions due to the COVID-19 pandemic;
•Net income attributable to MGM Resorts of $131 million compared to net loss attributable to MGM Resorts of $448 million in the prior year quarter;

•Diluted earnings per share of $0.23 in the current quarter compared to diluted loss per share of $0.92 in the prior year quarter;
•Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $0.12 in the current quarter compared to an Adjusted EPS loss per share of $0.90 in the prior year quarter; and
•Consolidated Adjusted EBITDAR(2) of $821 million in the current quarter.

Las Vegas Strip Resorts
•Net revenues of $1.8 billion, an increase of 277% compared to the prior year quarter, an increase of 26% compared to the fourth quarter of 2019, and an increase of 5% compared to the fourth quarter of 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019(5). While the current quarter benefited from the removal of mandated operational and capacity restrictions as well as an increase in travel, the prior year quarter was negatively affected by temporary hotel tower closures at certain properties and operational restrictions;
•Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) of $1.8 billion, an increase of 272% compared to the prior year quarter, an increase of 24% compared to the fourth quarter of 2019, and an increase of 4% compared to the fourth quarter of 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019;
•Adjusted Property EBITDAR(2) of $699 million, an increase of 1,196% compared to the prior year quarter, an increase of 84% compared to the fourth quarter of 2019, and an increase of 43% compared to the fourth quarter of 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019;
•Adjusted Property EBITDAR margin(2) of 38.7% in the current quarter, an increase of 2,744 basis points compared to the prior year quarter, an increase of 1,209 basis points compared to the fourth quarter of 2019, and an increase of 986 basis points compared to the fourth quarter of 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019, due primarily to an increase in net revenues and realized benefits of the Company’s cost savings initiatives; and
•Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) of $690 million, an increase of 1,112% compared to the prior year quarter, an increase of 76% compared to the fourth quarter of 2019, and an increase of 36% compared to the fourth quarter of 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019.
Regional Operations
•Net revenues of $900 million, an increase of 51% compared to the prior year quarter and flat compared to the fourth quarter of 2019. While the current quarter benefited from the removal of mandated operational and capacity restrictions as well as an increase in travel, the prior year quarter was negatively affected by temporary property closures at certain properties and operational restrictions;
•Adjusted Property EBITDAR of $309 million, an increase of 95% compared to the prior year quarter, and an increase of 36% compared to the fourth quarter of 2019; and
•Adjusted Property EBITDAR margin of 34.4% in the current quarter, an increase of 774 basis points compared to the prior year quarter, and an increase of 902 basis points compared to the fourth quarter of 2019 due primarily to realized benefits of the Company’s cost savings initiatives.

MGM China

•Net revenues of $315 million, an increase of 3% compared to the prior year quarter and a decrease of 57% compared to the fourth quarter of 2019. The current and prior year quarters were negatively affected by travel and entry restrictions in Macau due to the COVID-19 pandemic;
•VIP Table Games Hold Adjusted MGM China Net Revenues(3) of $313 million, an increase of 3% compared to the prior year quarter and a decrease of 55% compared to the fourth quarter of 2019;
•Adjusted Property EBITDAR of $5 million, a decrease of 88% compared to the prior year quarter due primarily to a $23 million bonus reversal in the prior year quarter and a $13 million increase in bad debt expense, and a decrease of 97% compared to the fourth quarter of 2019; and
•VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR(2) of $2 million, a decrease of 96% compared to the prior year, and a decrease of 99% compared to the fourth quarter of 2019.
Recent Developments
On December 13, 2021, the Company entered into an agreement to sell 100% of the equity interests of The Mirage to an affiliate of Seminole Hard Rock Entertainment, Inc. ("Hard Rock") for cash consideration of $1.075 billion, subject to certain purchase price adjustments. The transaction is expected to close during the second half of 2022, subject to certain closing conditions, including, but not limited to, the consummation or termination of the VICI Transaction and receipt of regulatory approvals. Upon closing, the master lease between the Company and VICI (or MGP, in the event that the VICI Transaction is terminated) will be amended and restated to reflect a $90 million reduction in annual cash rent.
Adjusted Diluted Earnings Per Share
The following table reconciles diluted earnings (loss) per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended December 31,	2021	2020
Diluted earnings (loss) per share	$0.23	$(0.92)
Property transactions, net	(0.15)	0.02
Restructuring	—	0.01
Non-operating items:
Loss related to equity investment	0.02	—
Change in fair value of unhedged MGP swaps	(0.01)	(0.01)
Income tax impact on net income adjustments (1)	0.03	—
Adjusted diluted earnings/(loss) per share	$0.12	$(0.90)

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Full Year 2021 Financial Highlights:

Consolidated Results

•Consolidated net revenues of $9.7 billion, an increase of 88% compared to the prior year. The current year includes operating results from Aria subsequent to consolidation on September 27, 2021;
•Net income attributable to MGM Resorts of $1.3 billion in 2021, which included a $1.6 billion net gain related to the consolidation of CityCenter, compared to net loss attributable to MGM Resorts of $1.0 billion in 2020, which included a $1.5 billion net gain related to the MGM Grand Las Vegas and Mandalay Bay real estate transaction;
•Diluted earnings per share of $2.41 in 2021, compared to diluted loss per share of $2.02 in 2020;
•Adjusted EPS loss of $0.67 in 2021, compared to Adjusted EPS loss of $3.94 in 2020; and
•Consolidated Adjusted EBITDAR of $2.4 billion in 2021.

Las Vegas Strip Resorts

•Net revenues of $4.7 billion, an increase of 111% compared to the prior year, a decrease of 19% compared to 2019, and a decrease of 22% compared to 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019; and
•Adjusted Property EBITDAR of $1.7 billion, an increase of 649% compared to the prior year, an increase of 6% compared to 2019, and a decrease of 1% compared to 2019 when excluding Aria in 2021 and excluding Circus Circus Las Vegas in 2019.

Regional Operations

•Net revenues of $3.4 billion, an increase of 72% compared to the prior year and a decrease of 4% compared to 2019; and
•Adjusted Property EBITDAR of $1.2 billion, an increase of 254% compared to the prior year and an increase of 26% compared to 2019.

MGM China

•Net revenues of $1.2 billion, an increase of 84% compared to the prior year and a decrease of 58% compared to 2019; and
•MGM China Adjusted Property EBITDAR of $25 million in 2021 compared to a loss of $194 million in 2020 and a decrease of 97% compared to 2019.

Adjusted Diluted Earnings Per Share

The following table reconciles EPS to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Twelve Months Ended December 31,	2021	2020
Diluted earnings (loss) per share	$2.41	$(2.02)
Property transactions, net	(0.15)	0.19
Preopening and start-up expenses	0.01	—
Gain on REIT transaction, net	—	(3.17)
October 1 settlement	—	0.10
CEO transition expense	—	0.09
Restructuring	—	0.05
Gain on consolidation of CityCenter, net	(3.21)	—
Non-operating items:
Loss on retirement of long-term debt	—	0.24
Foreign currency (gain) loss on MGM China senior notes	0.02	(0.01)
Gain related to equity investment	(0.06)	—
Change in fair value of unhedged MGP swaps	(0.04)	—
Unconsolidated affiliate items:
Change in fair value of CityCenter swaps	(0.02)	0.02
Gain related to sale of Harmon land	(0.10)	—
Income tax impact on net income adjustments (1)	0.47	0.57
Adjusted diluted loss per share	$(0.67)	$(3.94)

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts

The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended December 31,	2021	2020
	(Dollars in millions)
Casino Revenue	$541	$201
Table Games Drop	$1,374	$512
Table Games Win	$333	$119
Table Games Win %	24.3%	23.2%
Slots Handle	$5,286	$1,979
Slots Win	$485	$187
Slots Win %	9.2%	9.5%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended December 31,	2021	2020
Rooms Revenue (In millions)	$557	$136
Occupancy(1)	86%	38%
Average daily rate (ADR)	$201	$138
Revenue per available room (REVPAR)(1)	$173	$52

(1)Rooms that were out of service, including full and midweek closures, during the three months ended December 31, 2020 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.
Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended December 31,	2021	2020
	(Dollars in millions)
Casino Revenue	$697	$491
Table Games Drop	$1,119	$781
Table Games Win	$198	$156
Table Games Win %	17.7%	20.0%
Slots Handle	$6,768	$4,511
Slots Win	$652	$436
Slots Win %	9.6%	9.7%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended December 31,	2021	2020
	(Dollars in millions)
Casino Revenue	$273	$267
VIP Table Games Turnover	$1,736	$2,212
VIP Table Games Win	$51	$75
VIP Table Games Win %	2.9%	3.4%
Main Floor Table Games Drop	$1,165	$1,051
Main floor Table Games Win	$262	$243
Main Floor Table Games Win %	22.5%	23.1%

License fee expense was $6 million in the current quarter and $5 million in the prior year quarter.
Corporate Expense

Corporate expense, including share-based compensation for corporate employees, increased to $136 million in the fourth quarter of 2021 from $103 million in the prior year quarter, due primarily to an increase in payroll expense as the prior year quarter reflected the impact of temporary closures due to the COVID-19 pandemic. The current quarter also included $8 million in transaction costs.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended December 31,	2021	2020
	(In thousands)
CityCenter	$—	$(5,264)
MGP BREIT Venture	38,941	38,968
BetMGM	(56,907)	(36,687)
Other	9,919	(2,109)
	$(8,047)	$(5,092)
MGM Growth Properties
During the fourth quarter of 2021, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $216 million and received distributions of $58 million from the MGP Operating Partnership. On January 14, 2022, MGM Growth Properties LLC (“MGP”) paid a dividend of $82 million and the Company concurrently received a $58 million distribution.
MGM Resorts Dividend and Share Repurchases
On February 9, 2021, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on March 15, 2021 to holders of record on March 10, 2021.

During the fourth quarter of 2021, the Company repurchased approximately 17 million shares of its common stock at an average price of $42.42 per share for an aggregate amount of $727 million, pursuant to the February 2020 $3.0 billion stock repurchase plan. The remaining availability under the February 2020 $3.0 billion stock repurchase program was $1.3 billion as of December 31, 2021. All shares repurchased under the Company’s program have been retired.
Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 1390920.

A replay of the call will be available through February 16, 2022. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 6347172. The call will be archived at http://investors.mgmresorts.com.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude property transactions, net, preopening and start-up expenses, gain on REIT transaction, net, October 1 litigation settlement, CEO transition expense, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), gain on consolidation of CityCenter, net, gain related to equity instrument, loss on retirement of long-term debt, foreign currency gain/loss related to MGM China’s U.S. dollar-denominated debt, mark-to-market adjustments related to MGP’s unhedged interest rate swaps, mark-to-market adjustments related to CityCenter’s unhedged interest rate swaps recorded within non-operating items from unconsolidated affiliates, and gain related to CityCenter’s sale of Harmon land recorded within income from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, gain on consolidation of CityCenter, net, CEO transition expense, October 1 litigation settlement, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple-net operating and ground leases, gain related to CityCenter's sale of Harmon land recorded within income from unconsolidated affiliates, and income from unconsolidated affiliates related to investments in real estate ventures.

“Adjusted Property EBITDAR” is the Company’s reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple-net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, property transactions, net, and excludes gain on consolidation of CityCenter, net, gain related to CityCenter's sale of Harmon land recorded within income from unconsolidated affiliates, and corporate expense (which includes CEO transition expense and October 1 litigation settlement) and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGP that eliminates in consolidation.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted Property EBITDAR, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense associated with triple-net operating leases and ground leases. Management believes excluding rent expense associated with triple-net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple-net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to net income, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with the Company’s triple-net operating and ground leases, and are provided for the limited purposes discussed herein.

Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple-net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR information may calculate Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

5. Results excluding the impact of Aria in 2021 and Circus Circus Las Vegas in 2019 are presented herein solely for purposes of facilitating comparisons of results of prior periods in which Aria operating results were not consolidated by MGM Resorts to those of the current periods in which Circus Circus Las Vegas is no longer owned by MGM Resorts.

  About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.
Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding the closing of its recently announced transactions and any benefits expected to be received from such transactions, future results (including the Company's ability to maintain a strong balance sheet), expectations regarding the benefits to be achieved from the changes to the Company’s operating model (including any projected cost savings), expectations regarding the Company’s liquidity position and the size and timing of future investments, the Company’s ability to execute on its strategic plans, including the development of an integrated resort in Japan and positioning BetMGM as a leader in sports betting and iGaming, and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

CATHERINE PARK
Executive Director of Investor Relations
(702) 693-8711 or cpark@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
Casino	$1,527,818	$963,827	$5,362,912	$2,871,720
Rooms	636,130	189,358	1,690,037	830,382
Food and beverage	515,049	143,243	1,391,605	696,040
Entertainment, retail and other	369,577	98,859	1,009,503	518,991
Reimbursed costs	8,318	98,249	226,083	244,949
	3,056,892	1,493,536	9,680,140	5,162,082
Expenses
Casino	742,320	504,410	2,551,169	1,701,783
Rooms	198,578	97,935	600,942	419,156
Food and beverage	383,431	140,239	1,034,780	674,118
Entertainment, retail and other	232,342	69,827	617,635	412,705
Reimbursed costs	8,318	98,249	226,083	244,949
General and administrative	747,348	531,170	2,507,239	2,122,333
Corporate expense	135,756	103,325	422,777	460,148
Preopening and start-up expenses	3,452	33	5,094	84
Property transactions, net	(68,578)	8,127	(67,736)	93,567
Gain on REIT transactions, net	—	—	—	(1,491,945)
Gain on consolidation of CityCenter, net	—	—	(1,562,329)	—
Depreciation and amortization	297,031	298,697	1,150,610	1,210,556
	2,679,998	1,852,012	7,486,264	5,847,454
Income from unconsolidated affiliates	(8,047)	(5,092)	84,823	42,938
Operating income (loss)	368,847	(363,568)	2,278,699	(642,434)
Non-operating income (expense)
Interest expense, net of amounts capitalized	(201,477)	(188,679)	(799,593)	(676,380)
Non-operating items from unconsolidated affiliates	(15,770)	(23,318)	(83,243)	(103,304)
Other, net	(4,361)	12,693	65,941	(89,361)
	(221,608)	(199,304)	(816,895)	(869,045)
Income (loss) before income taxes	147,239	(562,872)	1,461,804	(1,511,479)
Benefit (provision) for income taxes	(31,152)	106,904	(253,415)	191,572
Net income (loss)	116,087	(455,968)	1,208,389	(1,319,907)
Less: Net (income) loss attributable to noncontrolling interests	14,926	8,363	45,981	287,183
Net income (loss) attributable to MGM Resorts International	$131,013	$(447,605)	$1,254,370	$(1,032,724)

Earnings (loss) per share
Basic	$0.23	$(0.92)	$2.44	$(2.02)
Diluted	$0.23	$(0.92)	$2.41	$(2.02)
Weighted average common shares outstanding
Basic	465,360	494,225	481,930	494,152
Diluted	470,037	494,225	487,356	494,152

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$4,703,059	$5,101,637
Restricted cash (1)	500,000	—
Accounts receivable, net	583,915	316,502
Inventories	96,374	88,323
Income tax receivable	273,862	243,415
Prepaid expenses and other	258,972	200,782
Total current assets	6,416,182	5,950,659

Property and equipment, net	14,435,493	14,632,091

Other assets
Investments in and advances to unconsolidated affiliates	967,044	1,447,043
Goodwill	3,480,997	2,091,278
Other intangible assets, net	3,616,385	3,643,748
Operating lease right-of-use assets, net	11,492,805	8,286,694
Other long-term assets, net	490,210	443,421
Total other assets	20,047,441	15,912,184
	$40,899,116	$36,494,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$263,097	$142,523
Construction payable	23,099	30,149
Current portion of long-term debt	1,000,000	—
Accrued interest on long-term debt	172,624	138,832
Other accrued liabilities	1,983,444	1,545,079
Total current liabilities	3,442,264	1,856,583

Deferred income taxes, net	2,439,364	2,153,016
Long-term debt, net	11,770,797	12,376,684
Operating lease liabilities	11,802,464	8,390,117
Other long-term obligations	319,914	472,084
Redeemable noncontrolling interests	147,547	66,542
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 453,803,759 and 494,317,865 shares	4,538	4,943
Capital in excess of par value	1,750,135	3,439,453
Retained earnings	4,340,588	3,091,007
Accumulated other comprehensive loss	(24,616)	(30,677)
Total MGM Resorts International stockholders' equity	6,070,645	6,504,726
Noncontrolling interests	4,906,121	4,675,182
Total stockholders' equity	10,976,766	11,179,908
	$40,899,116	$36,494,934

 (1) Relates to the acquisition of The Cosmopolitan of Las Vegas

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Las Vegas Strip Resorts (1)	$1,806,686	$479,750	$4,737,185	$2,245,785
Regional Operations	899,607	595,421	3,392,363	1,967,171
MGM China	314,717	304,751	1,210,761	656,703
Management and other operations	35,882	113,614	339,831	292,423
	$3,056,892	$1,493,536	$9,680,140	$5,162,082

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Las Vegas Strip Resorts (1)	$698,739	$53,911	$1,738,211	$232,188
Regional Operations	309,250	158,621	1,217,814	343,990
MGM China	5,015	40,892	25,367	(193,832)
Unconsolidated affiliates (2)	(49,698)	(46,769)	(131,590)	(104,890)
Management and other operations	2,087	(4,361)	15,766	(42,828)
Stock compensation	(26,494)	(26,897)	(63,984)	(79,954)
Corporate	(117,491)	(78,047)	(380,501)	(303,171)
	$821,408		$2,421,083

(1)Includes the results of Aria commencing September 27, 2021
(2)Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences and excluding impact of gain on sale of Harmon land. Includes the results of CityCenter through September 26, 2021.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss) attributable to MGM Resorts International	$131,013	$(447,605)	$1,254,370	$(1,032,724)
Plus: Net income (loss) attributable to noncontrolling interests	(14,926)	(8,363)	(45,981)	(287,183)
Net income (loss)	116,087	(455,968)	1,208,389	(1,319,907)
Provision (benefit) for income taxes	31,152	(106,904)	253,415	(191,572)
Income (loss) before income taxes	147,239	(562,872)	1,461,804	(1,511,479)
Non-operating (income) expense
Interest expense, net of amounts capitalized	201,477	188,679	799,593	676,380
Other, net	20,131	10,625	17,302	192,665
	221,608	199,304	816,895	869,045
Operating income (loss)	368,847	(363,568)	2,278,699	(642,434)
Preopening and start-up expenses	3,452	33	5,094	84
Property transactions, net	(68,578)	8,127	(67,736)	93,567
Gain on REIT transactions, net	—	—	—	(1,491,945)
Gain on consolidation of CityCenter, net	—	—	(1,562,329)	—
Depreciation and amortization	297,031	298,697	1,150,610	1,210,556
CEO transition expense	—	—	—	44,401
October 1 litigation settlement	—	—	—	49,000
Restructuring	—	6,143	—	26,025
Triple-net operating lease and ground lease rent expense	262,307	189,596	833,158	710,683
Gain related to sale of Harmon land - unconsolidated affiliate	—	—	(49,755)	—
Income from unconsolidated affiliates related to real estate ventures	(41,651)	(41,678)	(166,658)	(148,434)
Adjusted EBITDAR	$821,408		$2,421,083

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Las Vegas Strip Resorts net revenues	$1,806,686	$479,750	$4,737,185	$2,245,785
Hold adjustment (1)	(9,854)	3,582	(27,482)	8,733
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$1,796,832	$483,332	$4,709,703	$2,254,518

Las Vegas Strip Resorts Adjusted Property EBITDAR	$698,739	$53,911	$1,738,211	$232,188
Hold adjustment (2)	(8,520)	3,052	(23,574)	7,324
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$690,219	$56,963	$1,714,637	$239,512

(1)For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.
(2)These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDAR TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED
MGM CHINA ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
MGM China net revenues	$314,717	$304,751	$1,210,761	$656,703
Hold adjustment (3)	(1,409)	(1,728)	(14,904)	6,967
VIP Table Games Hold Adjusted MGM China Net Revenues	$313,308	$303,023	$1,195,857	$663,670

MGM China Adjusted Property EBITDAR	$5,015	$40,892	$25,367	$(193,832)
Hold adjustment (4)	(3,128)	1,725	(8,097)	8,371
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR	$1,887	$42,617	$17,270	$(185,461)

(3)For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.
(4)These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

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